419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539

N E W S            R E L E A S E

Date:	April 1, 2004
Contact:	Wade F. B. Thompson or Peter Orthwein

THOR SALES SOAR TO $403 MILLION IN 2 MONTHS ENDED MARCH 31;
PRICE INCREASES TAKEN TO COVER INCREASED COMMODITY COSTS.
BACKLOG AND ORDER INPUT AT RECORDS; MARCH RETAIL SALES UP 31%;
288,000 SHARES REPURCHASED.

Thor Industries, Inc. (NYSE: THO) announced today record preliminary sales of $403 million for the 2 months ended March 31, 2004, almost as high as sales for the full quarter ended April 30, 2003 of $413 million. RV sales for the two months were a record $369 million, up 65% from last year’s $224 million. 2004 sales include $45 million from Damon. Bus sales for the two months were $34 million versus $36 million last year. Our Keystone, Dutchmen, Airstream, Four Winds, and Damon companies all achieved their best ever monthly sales.

During March, the company took price increases averaging approximately 3% to offset commodity cost increases from items such as steel, lumber, and aluminum. Despite these price increases, which applied to almost all orders on hand, new orders in March totaled $289 million, a record. As of March 31, 2004, the company’s order backlog was $591 million ($488 million RV, up 174% from last year and $103 million bus, up 9% from last year), a record and up 117% from March 31, 2003. Order backlog this year includes Damon of $42 million, acquired on September 2, 2003. Retail RV sales of 7,253 units in March were a record and up 31% from last year.

In March, Thor purchased 288,000 of its shares in open market transactions in accordance with its stock buy-back program.

Thor is the largest manufacturer of recreation vehicles and the largest builder of mid-size buses.

This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission.